Exhibit 99.1

Footnotes to Form 4

(1) Pursuant to the Amended and Restated Certificate of Incorporation of the Issuer, the shares of the Issuer’s Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), automatically converted into shares of Issuer’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, on January 4, 2019 at the time of the Issuer’s initial business combination. The Class F Common Stock had no expiration date.

(2) In accordance with the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018 by and among the Issuer, Agiliti, Inc., Agiliti Holdco, Inc. and the other parties thereto, at the closing of the business combination contemplated thereby, THL Agiliti LLC (“THL Agiliti”) disposed of 98,195,398 shares of the Issuer’s Class A Common Stock in exchange for an aggregate 98,195,398 shares of common stock of Agiliti, Inc.

(3) This report is being filed by the following reporting persons: THL Agiliti, THL Equity Fund VIII Investors (Agiliti), L.P. (“THL Agiliti VIII”), FS Sponsor LLC (“Sponsor”), Scott M. Sperling and Kent R. Weldon.  This Form 4 is in two parts and is jointly filed with the reporting persons in both parts (collectively, the “Reporting Persons”). See Remarks.

(4) Voting and investment determinations with respect to the securities held by THL Agiliti listed in this report are made by unanimous consent of its members. Sponsor is a member of THL Agiliti. THL Holdco, LLC (“Holdco”) is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole member of THL Equity Advisors VIII, LLC (“Equity Advisors”). Equity Advisors is the general partner of THL Agiliti VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed in this report are made by a management committee.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.